UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

ARKO Corp.

(Name of Issuer)

Common Stock, Par Value $0.0001 per share

(Title of Class of Securities)

041242108

(CUSIP Number)

December 31, 2023

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS MSD Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 8,481,762 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 8,481,762 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,481,762 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents shares of common stock underlying the shares of the issuer’s Series A convertible preferred stock beneficially owned by the Reporting Persons.
(2)

The percentages used herein are calculated based upon (i) 116,809,202 shares of the issuer’s common stock outstanding as of November 3, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2023 and (ii) assuming conversion of all Series A convertible preferred stock beneficially owned by the Reporting Persons.

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS MSD Special Investments Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,458,312 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,458,312 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,458,312 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents shares of common stock underlying the shares of the issuer’s Series A convertible preferred stock beneficially owned by the Reporting Persons.
(2)

The percentages used herein are calculated based upon (i) 116,809,202 shares of the issuer’s common stock outstanding as of November 3, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2023 and (ii) assuming conversion of all Series A convertible preferred stock beneficially owned by the Reporting Persons.

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS MSD SIF Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 662,120 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 662,120 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 662,120 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.5% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents shares of common stock underlying the shares of the issuer’s Series A convertible preferred stock beneficially owned by the Reporting Persons.
(2)

The percentages used herein are calculated based upon (i) 116,809,202 shares of the issuer’s common stock outstanding as of November 3, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2023 and (ii) assuming conversion of all Series A convertible preferred stock beneficially owned by the Reporting Persons.

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS MSD Credit Opportunity Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,696,352 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,696,352 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,696,352 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.4% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents shares of common stock underlying the shares of the issuer’s Series A convertible preferred stock beneficially owned by the Reporting Persons.
(2)

The percentages used herein are calculated based upon (i) 116,809,202 shares of the issuer’s common stock outstanding as of November 3, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2023 and (ii) assuming conversion of all Series A convertible preferred stock beneficially owned by the Reporting Persons.

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS MSD Private Credit Opportunity Master Fund 2, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,264,936 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,264,936 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,264,936 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.6% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents shares of common stock underlying the shares of the issuer’s Series A convertible preferred stock beneficially owned by the Reporting Persons.
(2)

The percentages used herein are calculated based upon (i) 116,809,202 shares of the issuer’s common stock outstanding as of November 3, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2023 and (ii) assuming conversion of all Series A convertible preferred stock beneficially owned by the Reporting Persons.

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS MSD PCOF2 - BC2, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 466,972 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 466,972 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 466,972 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	Represents shares of common stock underlying the shares of the issuer’s Series A convertible preferred stock beneficially owned by the Reporting Persons.
(2)

The percentages used herein are calculated based upon (i) 116,809,202 shares of the issuer’s common stock outstanding as of November 3, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2023 and (ii) assuming conversion of all Series A convertible preferred stock beneficially owned by the Reporting Persons.

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS MSD SBAFLA Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 933,070 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 933,070 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 933,070 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

(1)	Represents shares of common stock underlying the shares of the issuer’s Series A convertible preferred stock beneficially owned by the Reporting Persons.
(2)

The percentages used herein are calculated based upon (i) 116,809,202 shares of the issuer’s common stock outstanding as of November 3, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2023 and (ii) assuming conversion of all Series A convertible preferred stock beneficially owned by the Reporting Persons.

CUSIP NO. 041242108

1	NAMES OF REPORTING PERSONS Gregg R. Lemkau
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 8,481,762 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 8,481,762 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 8,481,762 (1)
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.8% (2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	Represents shares of common stock underlying the shares of the issuer’s Series A convertible preferred stock beneficially owned by the Reporting Persons.
(2)

The percentages used herein are calculated based upon (i) 116,809,202 shares of the issuer’s common stock outstanding as of November 3, 2023, as reported in the issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2023 and (ii) assuming conversion of all Series A convertible preferred stock beneficially owned by the Reporting Persons.

CUSIP NO. 041242108

Item 1(a)	Name of Issuer:

The name of the issuer is ARKO Corp. (the “Company”).

Item 1(b)	Address of Issuer’s Principal Executive Offices:

The Company’s principal executive office is located at 8565 Magellan Parkway, Suite 400, Richmond, VA 23227.

Item 2(a)	Name of Person Filing:

This Schedule 13G is being jointly filed by and on behalf of each of MSD Partners, L.P. (“MSD Partners”), MSD Special Investments Fund, L.P. (“MSD Special Investments Fund”), MSD SIF Holdings, L.P. (“MSD SIF Holdings”), MSD Credit Opportunity Master Fund, L.P. (“MSD Credit Opportunity Master Fund”), MSD Private Credit Opportunity Master Fund 2, L.P. (“MSD Private Credit Opportunity Master Fund 2”), MSD PCOF2 - BC2, LLC (“MSD PCOF2 - BC2”), MSD SBAFLA Fund, L.P. (“MSD SBAFLA Fund”) and Gregg R. Lemkau (collectively, the “Reporting Persons”). MSD Special Investments Fund, MSD SIF Holdings, MSD Credit Opportunity Master Fund, MSD Private Credit Opportunity Master Fund 2, MSD PCOF2 - BC2 and MSD SBAFLA Fund (collectively, the “MSD Funds”) are the direct owners of the securities covered by this statement.

MSD Partners is the investment manager of, and may be deemed to beneficially own the securities beneficially owned by, the MSD Funds. MSD Partners (GP), LLC (“MSD GP”) is the general partner of, and may be deemed to beneficially own securities beneficially owned by, MSD Partners. Gregg R. Lemkau maintains investment discretion over this investment and therefore may be deemed to beneficially own securities beneficially owned by MSD GP.

The Reporting Persons have entered into a Joint Filing Agreement, dated February 14, 2024, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Neither the filing of this statement nor anything herein shall be construed as an admission that any person other than the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Act or any other purpose, the beneficial owner of any securities covered by this statement.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of MSD Partners, MSD Special Investments Fund, MSD SIF Holdings, MSD Credit Opportunity Master Fund, MSD Private Credit Opportunity Master Fund 2, MSD PCOF2 - BC2, MSD SBAFLA Fund and Mr. Lemkau is One Vanderbilt Avenue, 26th Floor, New York, New York 10017.

Item 2(c)	Citizenship:

MSD Partners, MSD Special Investments Fund, MSD SIF Holdings and MSD SBAFLA Fund are each organized as limited partnerships under the laws of the State of Delaware.

MSD PCOF2 - BC2 is organized as a limited liability company under the laws of the State of Delaware.

MSD Credit Opportunity Master Fund and MSD Private Credit Opportunity Master Fund 2 are each organized as exempted limited partnerships under the laws of the Cayman Islands.

Mr. Lemkau is a United States citizen.

Item 2(d)	Title of Class of Securities:

Common Stock, par value $0.0001 per share

Item 2(e)	CUSIP No.:

041242108

Item 3	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

Not applicable.

CUSIP NO. 041242108

Item 4	Ownership:

A.	MSD Partners, L.P.

(a)	Amount beneficially owned: 8,481,762

(b)	Percent of class: 6.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 8,481,762

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 8,481,762

B.	MSD Special Investments Fund, L.P.

(a)	Amount beneficially owned: 1,458,312

(b)	Percent of class: 1.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 1,458,312

(iii)	Sole power to dispose or direct the disposition: 0

(iv)	Shared power to dispose or direct the disposition: 1,458,312

C.	MSD SIF Holdings, L.P.

(a)	Amount beneficially owned: 662,120

(b)	Percent of class: 0.5%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 662,120

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 662,120

D.	MSD Credit Opportunity Master Fund, L.P.

(a)	Amount beneficially owned: 1,696,352

(b)	Percent of class: 1.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 1,696,352

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 1,696,352

E.	MSD Private Credit Opportunity Master Fund 2, L.P.

(a)	Amount beneficially owned: 3,264,936

(b)	Percent of class: 2.6%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 3,264,936

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 3,264,936

CUSIP NO. 041242108

F.	MSD PCOF2 - BC2, LLC

(a)	Amount beneficially owned: 466,972

(b)	Percent of class: 0.4%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 466,972

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 466,972

G.	MSD SBAFLA Fund, L.P.

(a)	Amount beneficially owned: 933,070

(b)	Percent of class: 0.7%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 933,070

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 933,070

CUSIP NO. 041242108

H.	MSD Partners (GP), LLC

(a)	Amount beneficially owned: 8,481,762

(b)	Percent of class: 6.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 8,481,762

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 8,481,762

I.	Gregg R. Lemkau

(a)	Amount beneficially owned: 8,481,762

(b)	Percent of class: 6.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or direct the vote: -0-

(ii)	Shared power to vote or direct the vote: 8,481,762

(iii)	Sole power to dispose or direct the disposition: -0-

(iv)	Shared power to dispose or direct the disposition: 8,481,762

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8	Identification and Classification of Members of the Group:

Not applicable.

Item 9	Notice of Dissolution of Group:

Not applicable.

Item 10	Certification:

Not applicable.

CUSIP NO. 041242108

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2024

MSD Partners, L.P.

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD SIF Holdings, L.P.

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD Private Credit Opportunity Master Fund 2, L.P.

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD SBAFLA Fund, L.P.

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD Special Investments Fund, L.P.

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD Credit Opportunity Master Fund, L.P.

By:	MSD Partners, L.P.
Its:	Investment Manager

By:	MSD Partners (GP), LLC
Its:	General Partner

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

MSD PCOF2 - BC2, LLC

By:	/s/ Robert K. Simonds
Name:	Robert K. Simonds
Title:	Authorized Signatory

Gregg R. Lemkau

By:	/s/ Gregg R. Lemkau
Name:	Gregg R. Lemkau

CUSIP NO. 041242108

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	Joint Filing Agreement dated February 14, 2024